                                                                  EXHIBIT 10.8

                                LICENSE AGREEMENT


          This License Agreement ("Agreement") is entered into as of November 16, 1995 (the "Effective Date") between Karl Hostetler, M.D. ("Hostetler"), an individual, and Dennis Carson, M.D. ("Carson"), an individual (together "Licensor"); and Triangle Pharmaceuticals, Inc., a Delaware corporation having principal offices at 1829 East Franklin Street, Building 1000, Suite 1005, Chapel Hill, North Carolina 27514 ("Triangle").

     1.   CERTAIN DEFINITIONS.

          1.1 An "Affiliate" of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

          1.2  "Approved Agreements" shall mean:

               (i) The patent policy ("Patent Policy") of The University of California, San Diego ("UCSD") to the extent applicable to either of the individuals comprising Licensor;

               (ii) The Consulting Agreement dated October 28, 1994 between Hostetler and Vestar, Inc. (the predecessor of NeXstar, Inc.), as in effect as of the Effective Date;

               (iii) The Consulting Agreement dated July 30, 1990 between Carson and CIBA-GEIGY Corporation, as in effect as of the Effective Date; and

               (iv) So long as Hostetler or Carson (as applicable) comply with the right of first refusal contained in Section 15 below, any future agreements entered into by Hostetler or Carson and a third party, pursuant to which the third party provides funding to the research laboratory of Hostetler or Carson in an academic institution where Hostetler or Carson is employed, and pursuant to which the third party receives rights to patents or patent rights resulting from such research.

          1.3 "Consulting Agreements" shall mean the two (2) Consulting Services Agreements of even date herewith between each Licensor and Triangle pursuant to which Licensors will provide consulting services to Triangle.

          1.4 "Cost" shall mean all fully burdened costs incurred in connection with procurement, manufacture and testing as determined in accordance with generally accepted accounting principles, as stated in the financial statements of Triangle. If any Costs are calculated based upon unaudited financial statements of Triangle and subsequently issued and independently audited financial statements of Triangle for the same accounting period disclose different Costs, then to the extent any Royalties were


* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterick (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

previously paid based upon the unaudited Costs, Licensor or Triangle, as the case may be, shall within thirty (30) days after Triangle's receipt of such audited financial statements, pay the other party an amount (or, in the case of amounts due to Triangle, Triangle may offset such amounts against any subsequent payments owed to Licensor) such that Triangle shall have paid the correct Royalty amount for such accounting period based upon the independently audited Costs.

          1.5 "IND" shall mean an Investigational New Drug Application with the U.S. Food and Drug Administration or the equivalent agency of a Major Country, to commence Phase I clinical trials of a Licensed Product.

          1.6 "Licensed Product" shall mean an item (other than an Orphan Drug) that the sale or distribution by Triangle would, but for the License, infringe the Patent Rights.

          1.7 "Major Country" means any of the United States of America, Canada, Australia, Japan and any country in the European Union as of the Effective Date or at any time during the term of this Agreement.

          1.8 "NDA" shall mean a New Drug Application with the U.S. Food and Drug Administration or the equivalent in any Major Country.

          1.9 "Net Sales" means the actual billing price received by Triangle or its Affiliates or sublicensees from sales of Licensed Products or Orphan Drugs to Third Party customers (but not including the sale by Triangle to either an Affiliate or a sublicensee) during the term of this Agreement, less the following deductions:

               (i) any allowances actually made and taken for rejections or returns; transportation, delivery and insurance costs actually incurred; cash discounts actually allowed in amounts and for purposes customary in the trade (including private sector or governmental rebates related to such); sales, use, withholding, value-added and similar taxes and duties and similar governmental assessments (on products as shipped);

               (ii) in the event of distribution of such product pursuant to a reagent rental or comparable sales or lease program, the amount allocated by the party (using generally accepted accounting principles consistently applied) to equipment/instrument recovery accounts; and

               (iii) if a product is distributed for use in combination with or as a component of other products, a portion of the resulting revenue equal to the total revenue from such distribution multiplied by the fraction A/(A+B), where A is the retail price specified in the party's published retail price list as of the end of the applicable period ("Retail Price") for the amount of the other product or components used in the combination when distributed separately and B is the Retail Price for the amount of the product used in the combination when distributed separately; provided, however, that if the products in the combination are not distributed separately, the amount which may be

                                       2.

deducted shall be as determined using the same formula but substituting Cost for Retail Price.

               Net Sales shall also include the amount of any recoveries actually obtained by Triangle under a lawsuit maintained by Triangle under
Section 9, less all actual costs and expenses incurred by Triangle in connection with such lawsuit.

          1.10 "Orphan Drug" shall mean, in a particular country, a pharmaceutical drug: (i) that incorporates inventions of Licensor contained in the Patent Rights; and (ii) concerning which Triangle by law in such county has the exclusive right to sell such pharmaceutical drug (other than by patent); provided that such pharmaceutical drug shall be considered an Orphan Drug only for such period of time that Triangle has the exclusive right to sell such drug in such country.


          1.11 "Patent Rights" shall mean (i) the patent applications of Dr. Hostetler filed on [ * ] and entitled [ * ] and all inventions described therein ("Acyclovir Patent Rights"), (ii) the joint patent application of Drs. Hostetler and Carson filed [ * ] and all inventions described therein ("Nucleotide Patent Rights") (the patent rights in clauses (i) and (ii) shall collectively be referred to herein as the "Existing Patent Rights"), (iii) all other existing and future patents and patent rights (domestic or foreign) of either Licensor in the anti-viral or anti-cancer fields (other than those owned by Triangle pursuant to Section 2.3) obtained or arising from inventions made by such Licensor prior to the earlier of the [*] anniversary of the Effective Date or, with respect to Carson or Hostetler, as applicable, the date (if any) that Triangle terminates the applicable Consulting Agreement, to the extent such Licensor is not contractually obligated to assign or license such existing and/or future patents and/or patent rights to third parties pursuant to Approved Agreements, (iv) all technology and/or "Rights" (as defined in the Consulting Agreements) owned or licensed by Licensor and not assigned to Triangle under the Consulting Agreements, but only (A) to the extent not prohibited by the Patent Policy, and (B) to the extent that any "Rights," "Inventions" or "Results" (as defined in the Consulting Agreements) assigned to Triangle under the Consulting Agreements are (1) based on, incorporate, or are improvements or derivatives of, or (2) cannot be reasonably made, used, reproduced and distributed without using or violating, such technology and/or "Rights," and (v) any and all patents whether U.S. or foreign that are or may be granted from the foregoing, including without limitation any extensions, continuations, substitutions, continuations-in-part, certificates, divisions, reissues and renewals thereof, or foreign equivalents thereof.


          1.12 "Proprietary Information" of a Disclosing Party shall mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to Licensed Products or Orphan Drugs, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or to the Disclosing Party's business, products, marketing efforts,


* CONFIDENTIAL TREATMENT REQUESTED


                                       3.

development efforts, technology or finances (including, without limitation, names and expertise of employees and consultants, ideas, inventions (whether patentable or not), formulae, manufacturing processes, intermediates, precursors, cell lines, reagents, uses, methods of use, techniques, know-how, data, information, schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), information contained in the patent applications included in the Patent Rights, and any other information, the disclosure of which might harm or destroy a competitive advantage of Triangle.

          1.13 "Restricted Stock Purchase Agreement" shall mean the Restricted Stock Purchase Agreement dated as of October 31, 1995 among the Licensors and Triangle pursuant to which Licensors have purchased Common Stock of the Company.

          1.14 "UCSD" shall mean the University of California, San Diego.

     2.   LICENSE GRANT; TRANSFER; IMPROVEMENTS; COOPERATION.

          2.1 LICENSE GRANT. Licensor hereby grants to Triangle a transferable, sublicensable, unlimited, worldwide, exclusive license (the "Exclusive License"): (a) to fully exploit all rights, title and interest to the Patent Rights and any applicable items referenced in Section 3(o) of either Consulting Agreement, and (b) to make, have made, use, market, distribute and sell Licensed Products and Orphan Drugs. Licensor hereby grants to Triangle a transferable, sublicensable, unlimited, worldwide, non-exclusive license (together with the Exclusive License, the "License") to fully exploit all rights, title and interest to any inventions, formulae, ideas, manufacturing processes, intermediates, precursors, cell lines, reagents, uses, methods of use, techniques, know-how, data, information, improvements, modifications or derivatives, whether or not patentable or now existing, related to the Patent Rights (the "Technology"), including, without limitation, any and all patent rights, copyrights, trade secret rights and other rights in connection therewith (the "Proprietary Rights"). Triangle shall have the right to extend the License granted herein to any Affiliate or sublicensee. The defined terms "Technology" and "Proprietary Rights" under this Agreement shall include all technology and/or "Rights" (as defined in the Consulting Agreements) owned or licensed by Licensor and not assigned to Triangle under the Consulting Agreements, but only
(A) to the extent not prohibited by the Patent Policy, and (B) to the extent that any "Rights," "Inventions" or "Results" (as defined in the Consulting Agreements) assigned to Triangle under the Consulting Agreements are (1) based on, incorporate, or are improvements or derivatives of, or (2) cannot be reasonably made, used, reproduced and distributed without using or violating, such technology and/or "Rights."

          2.2 TRANSFER OF TECHNOLOGY. To carry on the physical transfer of Technology from Licensor to Triangle and to enable Triangle to exercise the License, Licensor will promptly disclose and provide to Triangle the Technology and existing patent applications and patents included in the Patent Rights and all files, data and other information relating to the foregoing that are under the control of Licensor. Licensor

                                       4.

agrees not to (and will bind any licensees not to), directly or through intermediaries, exploit the Patent Rights, Proprietary Rights or, in any manner, the Technology.

          2.3 IMPROVEMENTS. Any improvements or modifications to Technology (whether or not patentable or copyrightable) that are developed by either party shall be owned solely by such party; except that Triangle shall own all right, title and interest to any improvements, modification or other Proprietary Rights that result from the services provided by either Licensor pursuant to the Consulting Agreement. Any modification or improvement to the Technology made by either Licensor but not owned by Triangle pursuant to the preceding sentence shall be included in the License without additional charge to Triangle, subject to the obligations of Licensor to license or assign such modifications or improvements to UCSD or any other academic employer. Licensors agree to promptly disclose to Triangle all modifications and improvements to the Technology. Except as provided to the contrary in Section 7, each party shall have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its Proprietary Rights with respect thereto. For the purposes of this Section 2.3, an improvement or a modification shall mean any invention, discovery, modification or improvement, whether patentable or not, which can be employed to reduce developing, manufacturing or assembly costs of any Licensed Product or Orphan Drug, improve performance of any Licensed Product or Orphan Drug, increase market life of any Licensed Product or Orphan Drug, broaden the applicability or range of uses of any Licensed Product or Orphan Drug or create a wholly-new product, device, part, component, treatment, procedure or test equipment. An improvement or a modification shall also include, without limitation, modifications to existing copyrightable works of authorship.

          2.4 ASSISTANCE. Each Licensor agrees to assist Triangle in every proper way requested by Triangle to evidence and perfect the License and to apply for and obtain and from time to time, enforce, maintain, and defend anywhere in the world the Patent Rights and Proprietary Rights, and any regulatory approvals, all of which Triangle is granted the unilateral, exclusive, transferable right to do. Any regulatory approvals will be obtained in Triangle's name and, to the extent allowed by law, any such existing rights or approvals (or applications therefor) are hereby assigned to Triangle and shall otherwise be for the sole benefit of Triangle. Each Licensor will execute all documents Triangle may reasonably request for any of the foregoing purposes and agrees to take no actions that could in any way impair Triangle's rights and interests in the License or the Patent Rights. Each Licensor hereby irrevocably designates and appoints Triangle and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in such Licensor's behalf and instead of Licensor, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by each Licensor.

     3. CONSIDERATION; ROYALTIES; AUDIT. As consideration for the License, during the term of this Agreement:

                                       5.

          3.1 Triangle shall enter into the Restricted Stock Purchase Agreement and sell a total of 500,000 shares of its Common Stock to the Licensors, 300,000 shares to Dr. Hostetler and 200,000 shares to Dr. Carson, on the terms and conditions set forth therein.

          3.2 Triangle will make two separate milestone payments of $1,000,000 each [*]


          3.3 During the term of this Agreement, Triangle will pay royalties to Drs. Hostetler and Carson on Net Sales (calculated on a calendar year basis) of each Licensed Product that incorporates the Patent Rights in the amount of four percent (4%) on the first [*] of Net Sales in any calendar year, six percent (6%) on the next [*] of Net Sales in any calendar year, and eight percent (8%) on any Net Sales greater than [*] in any calendar year. During the term of this Agreement, Triangle will [*] on Net Sales (calculated on a calendar year basis) of each Orphan Drug that incorporates inventions of Licensor contained in the Patent Rights in the amount of three percent (3%) of Net Sales. The royalties required to be paid by Triangle pursuant to the preceding two sentences shall be the "Royalties." For Royalties on Licensed Products that incorporate the Nucleotide Patent Rights, such Royalties will be divided equally between Drs. Hostetler and Carson. For Royalties based on Licensed Products that do not incorporate the Nucleotide Patent Rights, such Royalties will be paid to the particular owner of the Patent Rights (or proportionally with any other joint owners). With respect to sales of Licensed Products in any particular country: (a) Triangle will not have any obligation to pay Royalties unless and until a patent licensed hereunder (with valid claims covering the items) incorporated in such Licensed Product has issued and remains in effect in such country; and (b) Triangle's Royalty obligations will cease with respect to any Royalty-bearing sale or use occurring after the expiration in such country of the particular patent incorporated into such Licensed Product. With respect to sales of Orphan Drugs in any particular country for any particular indication: (i) Triangle will not have any obligation to pay Royalties unless and until Triangle by law in such country has the exclusive right to sell such Orphan Drug for such particular indication; and (ii) Triangle's Royalty obligations will cease with respect to any Royalty-bearing sale or use occurring after Triangle by law in such country no longer has the exclusive right to sell such Orphan Drug for such


* CONFIDENTIAL TREATMENT REQUESTED

                                       6.

particular indication. The parties agree that the Royalties payable to Drs. Hostetler and Carson pursuant to this Section 3.3 on account of sales of Licensed Products and Orphan Drugs shall be based on the Net Sales during each calendar year of each Licensed Product that incorporates the Patent Rights and each Orphan Drug that incorporates inventions of Licensor contained in the Patent Rights, with such Net Sales being calculated separately each calendar year and not including any Net Sales from any other calendar year.


          3.4 Notwithstanding anything else in this Agreement, the Royalties specified in Section 3.3 shall be reduced as follows:

               (a) by [*] of the royalties paid to third parties for the acquisition of rights to third party technology that is incorporated by Triangle into a Licensed Product or Orphan Drug, provided that the Royalties specified in Section 3.3 shall not be reduced because of such third party licenses to less than [*] of what it would have been in the absence of this
Section 3.4(a); and

               (b) by an amount equal to Triangle's and its sublicensees' damages, settlements, costs, losses, and other expenses (including without limitation attorneys' fees) incurred in connection with (i) third-party claims of infringement (as provided under Section 8.3) or (ii) breach of this Agreement by Licensor; provided that reductions pursuant to this Section 3.4(b) shall be spread out, if necessary, so that no payment to Licensor is reduced to less than [*] of what it would have been in the absence of this
Section 3.4(b).

     The Royalty reduction provided in subsections (a) and (b) above shall be cumulative. For example, if both reduction provisions are applicable, then the Royalty rate may be reduced to as low [*] of the applicable Section 3.3 Royalty amount.

          3.5 Royalties shall be paid within [*] after the end of each [*] with respect to Royalty-bearing Net Sales occurring in that [*]. Notwithstanding anything to the contrary in Section 3.3, Royalties with respect to Net Sales of any particular Licensed Product or Orphan Drug unit will be paid by Triangle or the Affiliate or sublicensee that made the Royalty-bearing sale or disposition from the country into which such unit was sold or disposed and will be subject to any local applicable laws or regulations. Subject to the following, payments will be made in U.S. dollars. Net Sales and the amounts payable shall first be determined in the currency of the applicable country and shall then be converted into the equivalent amount of U.S. dollars (a) at the official closing rate two business days prior to the date of payment hereunder, as established by the central bank or exchange control authorities in such country; or (b) if no such official rate is available or if conversion pursuant to such official rate cannot be effectuated by the company making the sale giving rise to the payment obligation, at the closing rate two business days prior to the date of payment hereunder established by a leading commercial bank (selected by Triangle) in the

* CONFIDENTIAL TREATMENT REQUESTED

                                       7.

relevant country. If at any time conditions or legal restrictions exist which conditions or restrictions prevent the prompt remittance of the royalties due hereunder, or if conversion into U.S. dollars pursuant to the foregoing cannot be effectuated, the parties shall cooperate fully with each other and make reasonable efforts to permit conversion and remittance. If such efforts shall be unsuccessful, Triangle or its Affiliates or sublicensees shall then, as long as such conditions or restrictions shall exist in such country, pay the Royalties in the currency of such country to such person, company or bank in said country, as shall be nominated by Licensor.

          3.6 Triangle and its Affiliates shall keep and maintain detailed books and records sufficient to document Net Sales, Royalties and the calculation thereof for [*] after Triangle's receipt of the particular Net Sales. Licensor or its representatives (who shall be reasonably acceptable to Triangle) shall be entitled to review and audit such books and records no more than once each year during normal business hours upon reasonable notice to Triangle and at Licensor's expense; provided that Triangle will bear any such expense if the review or audit shows an underpayment of more than [*] for the applicable period.

     4.   DEVELOPMENT AND MARKETING EFFORTS.

          4.1 Triangle will use best efforts to produce and market Licensed Products under the License. Licensors' sole remedy for any alleged failure to use best efforts hereunder shall be to terminate the exclusivity of the License as to the Patent Rights to which such failure applies; provided that the foregoing best efforts obligation shall not apply if (a) Triangle can demonstrate that the failure to use best efforts hereunder is the result of matters beyond the control of Triangle and which would similarly have prevented Licensor or a similarly situated third party from performing such obligations; or (b) Triangle, within ninety (90) days after notice of such failure, either uses its best efforts to produce and market Licensed Products or pays in advance the applicable milestone payment described in Section 3.2. In making any such determination of Triangle's best efforts, the parties will be obligated to take into account the normal course of such programs conducted with sound and reasonable business practices and judgement. Evidence provided by Triangle that it has a substantial ongoing and active or anticipated research, development, manufacturing, marketing or licensing program, as appropriate, directed toward the Licensed Products shall be deemed satisfactory evidence of best efforts hereunder.

          4.2 In addition to the requirement set forth in Section 4.1, in the event that Triangle fails to file an IND (i) on or before January 1, 2000 for a Licensed Product that incorporates either of the two (2) Existing Patent Rights and (ii) on or before January 1, 2002 for a Licensed Product that incorporates the other of the two (2) Existing Patent Rights, then only with respect to the particular Existing Patent Right that was not incorporated into a Licensed Product for which Triangle filed an IND, all rights granted hereunder to such Existing Patent Right shall automatically terminate.

* CONFIDENTIAL TREATMENT REQUESTED

                                       8.

     5. NO RESTRICTION ON COMPETITION. Nothing in this Agreement shall be deemed to prohibit Triangle from developing, making, using, marketing or otherwise distributing or promoting products competitive with Licensed Products or Orphan Drugs produced hereunder, provided that Triangle does not breach any provision of Section 6 in doing so.

     6.   CONFIDENTIALITY.

          6.1 Each party hereunder that receives Proprietary Information (a "Recipient Party") from the other party hereunder (a "Disclosing Party") understands that such information is proprietary to and constitutes trade secrets of the Disclosing Party. Except as contemplated by the terms of this Agreement, during and after the term of this Agreement, each party shall hold in confidence and not use, reproduce or directly or indirectly disclose or provide to any third party (other than, in the case of Triangle, an Affiliate, a sublicensee, or a person or entity with which Triangle has a collaborative relationship) any Proprietary Information received from the other party. Furthermore, while this Agreement remains in effect Licensor shall hold in confidence and not directly or indirectly disclose or provide to any third party, reproduce or use the Technology without Triangle's prior written consent.

          6.2 Section 6.1 shall impose no obligation upon the Recipient Party with respect to any information that the Recipient Party can demonstrate (i) is or becomes generally known to the public through no action or inaction by the Recipient Party, or (ii) was disclosed to the Recipient Party without restriction by a third party not in violation of any other party's proprietary rights, or (iii) was in the Recipient Party's possession without restriction prior to disclosure, or (iv) was independently developed by the Recipient Party.

          6.3 Each party shall retain ownership of all of its technology and Proprietary Rights and neither party shall have any right or license in the other's technology or Proprietary Rights except as expressly provided in this Agreement. Specifically, but without limitation, Triangle will solely own any technology created by or for it and the Proprietary Rights with respect thereto.

          6.4 Immediately upon termination of this Agreement or (except for Proprietary Information licensed to Triangle hereunder) earlier upon the request of the Disclosing Party, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

     7.   PATENT MATTERS.

          7.1 Triangle shall make payment to Licensor in full for all costs incurred by Licensor on or before the Effective Date for the preparation, filing, prosecution, issuance, and maintenance of the Patent Rights and any additional legal

                                       9.

costs of the Licensors in connection with their entering into this Agreement, up to a total of [*]. Triangle agrees to make such payments to Licensor and/or directly to the third parties to which Licensor is obligated for such costs within 30 days of invoice from Licensor and/or such third parties.

          7.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights after the Effective Date shall be the responsibility of Triangle. During the term of this Agreement, Triangle shall have the sole right and discretion to file and prosecute patent applications and maintain patents throughout the world relating to the Technology or any improvements made by or for itself or Licensor. At Licensor's request, Triangle will discuss its decisions on these matters with Licensor, but Licensor will not attempt to file or prosecute any such patent applications or maintain any such patent (i) except as Triangle may, in its sole discretion, approve in writing and (ii) except that Licensor may continue maintenance of the Patent Rights if Triangle elects not to do so.

          7.3 To the extent reasonable and practical regarding Licensed Products and Orphan Drugs, Triangle agrees to mark permanently and legibly all Licensed Products and Orphan Drugs and documentation manufactured and sold by it under this Agreement with such patent notice as is required under Title 35, United States Code.

          7.4 Hostetler and Carson have further reviewed and investigated the issue of inventorship of the Nucleotide Patent Rights. Hostetler and Carson represent and warrant that, notwithstanding that Carson is named as a co-inventor on the patent application concerning the Nucleotide Patent Rights, Carson is not a co-inventor of any claim or invention contained or referenced in the Nucleotide Patent Rights. Carson hereby disclaims all right or claim as a co-inventor under the Nucleotide Patent Rights, and agrees to take all actions and execute all documents as requested by Triangle or Hostetler to remove Carson's name from patent applications or patents concerning Nucleotide Patent Rights and to otherwise confirm the representations and covenants contained in this Section 7.4.

     8.  INDEMNIFICATION; INFRINGEMENT SUIT CREDIT.

          8.1 Subject to Section 8.2, Triangle shall hold harmless and indemnify each Licensor from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by or arising out of, or resulting from, the exercise or practice of the License by Triangle or its officers, employees, agents, Affiliates, sublicensees or representatives.

          8.2 Licensor shall promptly notify Triangle in writing of any claim or suit or threat thereof brought against Licensor in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Triangle in defending or settling any such claim or suit. No settlement of any claim, suit or threat

* CONFIDENTIAL TREATMENT REQUESTED

                                       10.

thereof received by Licensor and for which Licensor will seek indemnification, shall be made without the prior written approval of Triangle. Licensor will permit Triangle to defend Licensor against any such claim, suit or threat thereof and Triangle shall have sole control over the defense, subject to Licensor's right to select its own counsel to review the matter for Licensor at Licensor's sole cost and expense.

          8.3 If a lawsuit is filed against Triangle or either Licensor and if such claims concern the Patent Rights or Technology, Triangle may suspend those Royalties due Licensor under Section 3.3 from Net Sales of Licensed Products or Orphan Drugs in any national jurisdiction in which suit is brought, and pay such amounts into an escrow account established by Triangle until such situation is resolved. Should a patent within Patent Rights under which such Royalties are payable be held invalid, the accrued Royalties paid into escrow shall be paid to and retained by Triangle. Should litigation or settlement result in the requirement that Triangle pay royalties or other monies to a third party, the parties hereunder agree that such amounts shall offset Triangle's obligation to pay Royalties as described in Section 3.4. In the event the validity of a patent within Patent Rights is upheld, the accrued Royalties shall be paid to Licensor, subject to the terms of Section 3.4 with respect to Triangle's costs and expenses. Any damages or attorneys' fees awarded or received in settlement of any suit shall be retained by Triangle in satisfaction of its litigation expenses.

     9. INFRINGEMENT BY THIRD PARTIES. Triangle shall have the first right to enforce or have enforced at no expense to Licensor any Patent Rights to the extent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement. Upon Triangle's undertaking to pay all expenditures reasonably incurred by Licensor, each Licensor shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. After first deducting its costs and expenses incurred in respect of enforcement (to the extent not otherwise awarded by settlement or a court), Triangle shall pay Licensor Royalties (calculated per Section 3.3) on the balance of any monetary recovery to the extent such monetary recovery is held to be a reasonable royalty or damages in lieu thereof. In the event that Triangle does not file suit against or commence settlement negotiations with a substantial infringer of Licensor's Patent Rights within [*] after receipt of a written demand from Licensor that Triangle bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against Triangle and Licensor, the diversion of Triangle's human and economic resources, the impact of any possible adverse outcome on Triangle and the effect any publicity might have on Triangle's and Licensor's respective reputations and goodwill). If the parties cannot agree, the determination will be made by a mutually and reasonably acceptable third party consultant. If after such process, it is determined that a suit should be filed and Triangle does not file suit or commence settlement

* CONFIDENTIAL TREATMENT REQUESTED

                                       11.

negotiations forthwith against the substantial infringer, then Licensor shall have the right to enforce any patent licensed hereunder on behalf of themselves and Triangle (Licensor retaining all recoveries from such enforcement).

     10.  WARRANTY; DISCLAIMER.

          10.1 Each Licensor represents and warrants to Triangle that the Licensors (separately or jointly as applicable) (i) are the sole owners of all right, title and interest in the Patent Rights and, except for Licensor's obligations pursuant to the Approved Agreements, have not received written notice of any ownership claim by a third party relating to the Technology, (ii) are not parties to any other agreement with respect to the Patent Rights and, except for Licensor's obligations pursuant to the Approved Agreements, the Technology (iii) have not assigned, transferred, licensed, pledged or otherwise encumbered the Patent Rights, except for Licensor's obligations pursuant to the Approved Agreements, the Technology (iv) have full power and authority to enter into this Agreement and to grant the License, (v) without having made any independent investigation thereof, are not aware of any actual or potential violation, infringement or misappropriation of any third party's rights (or any claim or potential claim thereof) by the Patent Rights or the Technology, and
(vi) are not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications included in the Patent Rights or relating to the Technology. Licensor will promptly notify Triangle of any change in such information or circumstances of which it becomes aware.

          10.2 EXCEPT AS EXPRESSLY PROVIDED ABOVE OR ELSEWHERE IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     11.  TERM AND TERMINATION.

          11.1 The term of this Agreement shall extend from the Effective Date to the end of the term of the last to expire of the patents that have been or may be issued within the Patent Rights. Upon expiration, Triangle will be entitled to fully exploit Patent Rights and Technology without restriction or payment of Royalties or any other amounts.

          11.2 This Agreement will earlier terminate:

               (a) automatically if Triangle shall enter liquidating bankruptcy and/or if the business of Triangle shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Triangle or otherwise; provided that if it is




                                       12.

involuntary, termination shall not take place unless the act is not reversed within one hundred twenty (120) days.

               (b) in the event Triangle fails to pay to Licensor any amounts due under Section 3 within thirty (30) days after Triangle has received from Licensor written notice of such failure; PROVIDED, that Licensor shall not be entitled to terminate this Agreement if Triangle disputes any amount Licensor believes is required to be paid, so long as Triangle pays any disputed amount into a mutually and reasonably acceptable escrow. The funds deposited into such escrow shall be released pursuant to the subsequent agreement of the parties, or failing such agreement, then pursuant to the judgment of a court pursuant to
Section 17.2.

               (c) upon thirty (30) days written notice given by Triangle with or without cause.

          11.3 Upon any termination of this Agreement, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality and payment of then accrued Royalties) or for any breach of this Agreement prior to the effective date of such termination. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. Triangle or any Affiliate, sublicensee, transferee or assignee may, after the effective date of such termination, sell all Licensed Products that it has on hand at the date of termination and may meet any then existing supply obligations, provided that it pays earned Royalties thereon as provided in this Agreement.

          11.4 Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

     12. INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

     13. INDEPENDENT CONTRACTORS. The parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

     14. ASSIGNMENT. The rights and obligations of the parties under this Agreement may not be assigned or transferred without the prior written consent of the other party (which consent shall not be unreasonably withheld) except (a) this

                                       13.

Agreement and the rights and obligations hereunder may be assigned by Triangle to (i) an acquiror of all or substantially all the assets, business or stock of Triangle or (ii) and Affiliate, and (b) the right to receive Royalties may be assigned by either or both Licensors to any trust for their benefit and/or the benefit of their spouse, children and/or parents.

     15. RIGHT OF FIRST REFUSAL. Triangle shall have a right of first refusal to fund research in the anti-viral and/or anti-cancer fields (and obtain any resulting assignment or license of inventions or proprietary rights) in the laboratory of either Hostetler or Carson. Prior to entering into any agreement (or permitting any academic or other institution at which they may be conducting research to enter into any agreement) with a third party to fund research or grant rights to resulting inventions or proprietary rights, Hostetler and Carson shall notify Triangle in writing of the terms of any such proposed agreements and shall include in such notice copies of any proposed agreements. Such notice shall be deemed an offer to Triangle to enter into such agreements. Triangle shall have thirty (30) days to accept the offer contained in such notice. Upon acceptance by Triangle, such agreement(s) shall be binding between Triangle and Hostetler or Carson, as applicable. If Triangle does not accept such offer within such thirty (30) day period, Hostetler or Carson, as applicable, shall be entitled, for a period of ninety (90) days after the expiration of the thirty
(30) day period, to enter into such agreements with such third party on the terms presented and offered to Triangle. If Hostetler or Carson, as applicable, does not enter into such agreements with such third party on the terms presented and offered to Triangle within such ninety (90) day period, then Hostetler or Carson (as applicable) must again comply with the terms of this Section 15 before entering into such agreements. This right of first refusal shall terminate as to, respectively, each of Hostetler and Carson if and when the Consulting Agreement for each of them is terminated; provided that such termination shall not affect any agreements the parties may have entered into pursuant to this Section 15 prior to such termination or the obligations of the parties under this Section 15 prior to such termination.

     16. UCSD. In the event Triangle desires to obtain a license from UCSD relating to any technology or proprietary rights, at Triangle's request Licensor shall use its best efforts to facilitate the license to Triangle on terms that Triangle in good faith determines are reasonable (and Licensor shall have no right to prevent Triangle from entering into a license agreement that is mutually acceptable to Triangle and UCSD). Licensor shall promptly notify Triangle of any change in the UCSD patent policy, and shall promptly provide Triangle with a copy of any new UCSD patent policy.

     17.  MISCELLANEOUS.

          17.1 AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

                                       14.

          17.2 GOVERNING LAW AND LEGAL ACTIONS. This Agreement shall be governed by and construed under the laws of the State of North Carolina and the United States without regard to conflicts of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the North Carolina state and U.S. federal courts having within their jurisdiction the location of Triangle's principal place of business. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by North Carolina or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

          17.3 HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

          17.4 NOTICES. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth in the signature block below or as amended by notice pursuant to this subsection. Notices shall be deemed delivered upon actual receipt.

          17.5 ENTIRE AGREEMENT. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

          17.6 FORCE MAJEURE. Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Section 6) and the remedies of the other party hereunder shall not apply if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use its commercially reasonable efforts to remedy that situation as well as to minimize its effects.

          17.7 EXPORT CONTROL. Each party hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to knowingly export, or allow the export or re-export of any Proprietary Information, Licensed Product or derivative of a Licensed Product in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770

                                       15.

of the U.S. Export Administration Regulations (or any successor supplement or regulations).

          17.8 SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.


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                                       16.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this AGREEMENT.


                              TRIANGLE PHARMACEUTICALS, INC.:



                              By:  /s/ David Barry
                                   _____________________________________

                              Its: Chairman and Chief Executive Officer
                                   _____________________________________

                         Address:  1829 East Franklin Street, Suite 1005
                                   Chapel Hill, North Carolina 27514
                         Phone:    (919) 969-7411


                              LICENSOR:



                                 /s/ Dr. Karl Hostetler
                                 ______________________________________
                                   Dr. Karl Hostetler

                         Address:  14024 Rue St. Raphael
                                   Del Mar, California 92014
                         Phone:    (619) 755-7503



                                 /s/ Dr. Dennis Carson
                                ______________________________________
                                   Dr. Dennis Carson

                         Address:  Department of Medicine
                                   131 Clinical Sciences Building
                                   La Jolla, California 92014-0663
                         Phone:    (619) 534-5408


                                       17.